SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ____)
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[   ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[   ] Definitive Proxy Statement
[X] Definitive Additional Materials
[   ] Soliciting Material under Rule 14a-12
AMERICAN VANGUARD CORPORATION
(Name of Registrant as Specified in its Charter)

Cruiser Capital Advisors, LLC
Keith M. Rosenbloom
Cruiser Capital Master Fund LP
Metamorphosis VI LLC
Patrick E. Gottschalk
Mark R. Bassett
Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Cruiser Capital Master Fund LP

Cruiser Capital Master Fund LP and its affiliates issued a press release today, attaching a letter to stockholders.  The press release and stockholder letter are attached hereto, and are being filed under Rule 14a-6 of the Securities Exchange Act of 1934, as amended.
Important Information
Cruiser Capital Master Fund LP has nominated three individuals as nominees to the board of directors of American Vanguard Corporation (the “Company”) and is soliciting votes for the election of those individuals as members of the Company’s board of directors.  The individuals that have been nominated are Keith M. Rosenbloom, Patrick E. Gottschalk and Mark R. Bassett (the “Nominees”).  Cruiser Capital Master Fund LP is sending a definitive proxy statement, BLUE proxy card and related proxy materials to shareholders of the Company seeking their support of the Nominees at the Company’s 2022 Annual Meeting of Stockholders.  Stockholders are urged to read the definitive proxy statement and BLUE proxy card because they contain important information about the Nominees, the Company and related matters.  Stockholders may obtain a free copy of the definitive proxy statement and BLUE proxy card and other documents filed with the Securities and Exchange Commission (“SEC”) by Cruiser Capital Master Fund LP and its affiliates (the “Cruiser Capital Parties”) at the SEC’s web site at www.sec.gov.  The definitive proxy statement and other related SEC documents filed with the SEC by the Cruiser Capital Parties may also be obtained free of charge from the Cruiser Capital Parties, upon request.
Participants in Solicitation
The following persons may be deemed to be participants in the solicitation from the Company’s shareholders of proxies in favor of the Nominees (the “Participants”): Cruiser Capital Advisors, LLC, Keith M. Rosenbloom, Cruiser Capital Master Fund LP, Metamorphosis VI LLC, Patrick E. Gottschalk and Mark R. Bassett.  The Participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock.  Information regarding the Participants and their interests may be found in the definitive proxy statement the Participants filed with the SEC on May 9, 2022, which is incorporated herein by reference.

Cruiser Capital Files Definitive Proxy Materials and Sends Letter to American Vanguard Stockholders
Believes Change is Urgently Needed in American Vanguard’s Boardroom to Reverse over a Decade of Share Price Stagnation and Help the Company Fulfill its Potential
Cruiser is Highly Concerned that EBITDA Has Stayed Flat Even as Revenue Has Doubled and the Company Has Spent Nearly $250 Million Dollars on Acquisitions
Introduces Cruiser’s Nominees, Who Bring the Right Mix of Relevant Sector CEO Roles, Shareholder Alignment and Financial Acumen to Help Elevate American Vanguard
Encourages Stockholders to Vote on the BLUE Proxy Card to Elect Cruiser’s Three Highly Qualified Nominees

NEW YORK – May 11, 2022 – Cruiser Capital Master Fund LP and its affiliates (“Cruiser Capital,” or “Cruiser”), a top ten shareholder of American Vanguard Corporation (NYSE: AVD) (“American Vanguard,” “AVD” or the “Company”), owning approximately 2.5% of AVD’s outstanding shares, filed definitive proxy materials with the SEC and sent a letter to its fellow stockholders outlining why change is needed in the boardroom of American Vanguard. In its letter, Cruiser details the persistent track record of underperformance, operational shortcomings and corporate governance failures that have occurred under the current Board of Directors (the “Board”) and management team, and why stockholders should support Cruiser’s three nominees on the BLUE proxy card at the June 1, 2022, Annual Meeting of Stockholders (the “2022 Annual Meeting”).

Dear Fellow AVD Stockholders,
Cruiser Capital beneficially owns 778,354 shares – approximately 2.5% – of American Vanguard. As one of the Company’s largest stockholders, our interests are aligned with yours. We invested in American Vanguard because we believe the Company has tremendous potential, and it could be well-positioned to capitalize on the massive opportunity in front of the agrochemical sector over the next several years. We believe that AVD, if guided properly, can be worth between $55-$60 per share by 2025. Unfortunately, the current members of the Board have not been effective in creating value – and with an average tenure of 11 years, they have had ample opportunity. Real change is needed now for American Vanguard to be as successful as we know it can be.
Accordingly, we nominated three exceptionally qualified individuals – Dr. Mark Bassett, Patrick Gottschalk and Keith Rosenbloom – for election at this year’s Annual Meeting. We believe our nominees’ relevant sector CEO experience, investor alignment and financial acumen can help elevate AVD’s value and ensure the Company stops treating its stakeholders as an afterthought.
We encourage stockholders to waste no time and vote on the BLUE card for our directors today.
AMERICAN VANGUARD’S SHARE PRICE HAS NOT GROWN IN OVER A DECADE
Over any relevant time period the Company’s total shareholder return (“TSR”) has been awful. It has chronically unperformed every relevant benchmark as well as the TSR of AVD’s peers. Indeed, AVD’s stock price today is about the same as it was in March 2012, March 2014, March 2017 and March 2021 (about $22 per share). In contrast, named peers such as FMC (NYSE: FMC), UPL (NSE: UPL) and NuFarm (OTCMKTS: NUFMF), as well as the general indices, have grown substantially. The comparative indices AVD has used continuously for 15 years – Morningstar Global Specialty Chemical Index and the S&P 500 – have both delivered significant returns to investors while American Vanguard shares simply have not.

Total Return	FMC Corporation	UPL Limited	Russell 2000	S&P Mid Cap Specialty Chem Index	S&P 500	American Vanguard AVD
1 Year	18.0%	25.2%	-10.1%	-6.9%	10.9%	-21.0%
3 Year	61.6%	30.1%	32.9%	13.4%	60.8%	-9.3%
5 Year	150.5%	64.7%	51.3%	18.3%	94.2%	8.3%
7 Year	149.0%	179.5%	75.9%	45.3%	131.8%	65.1%
10 Year	222.6%	801.9%	180.3%	165.6%	278.5%	-7.7%
Returns as of March 7, 2022, the day Cruiser Capital Master Fund LP submitted its notice of intent to nominate directors to the Company.
Source: FactSet.
Distressingly, the Company’s Board fails to acknowledge this simple truth: the Company hasn’t generated any value for stockholders in more than a decade. Instead, on May 3, 2022, they sent a letter to stockholders claiming to have delivered “attractive returns” and attempting to obfuscate the Company’s true performance by cherry-picking a random day over a specific 7-year time-period against a comparative index it has never used before (the Russell 2000).1 Although AVD’s TSR was slightly favorable on that particular day, only three days later on May 6, AVD’s TSR underperformed the same index by -7% over the same 7-year period. And even over that specific time horizon, American Vanguard still underperformed most every relevant peer and index.  Had AVD’s Board been straightforward with stockholders, they would have disclosed that over a 10-year period from that same May 3, 2022, date, the Russell 2000 had outperformed the Company by over 179%. It is hard to envision how this Board can truly address its problems when they won’t even acknowledge the objective reality that AVD’s value has not grown in over a decade.
American Vanguard’s named peers also outperformed the Company using the same random date and 7-year timeframe AVD’s Board cherry-picked in an attempt to publicly defend itself: during the period FMC returned +86.2% more than AVD; UPL +94.8% more than AVD and the S&P 500 +49.4% more than AVD, etc. AVD’s poor absolute and relative performance data is indisputable. We hope that the Board will stop playing games by making highly selective disclosures, stop wasting management time and shareholder money and get on with the serious business of letting accomplished, independent directors help make the Company worth much more for all of its stakeholders.
PROFITS HAVE NOT GROWN WITH SALES OR ACQUISTIONS; PROFIT MARGINS HAVE DECLINED
From 2011 through 2021, American Vanguard’s revenue grew from $301.1 million to $556.9 million while its absolute profits stayed the same. AVD’s Board authorized $250 million of acquisitions over the last eight years, but its return on investment (“ROI”) is unclear. What is clear is that AVD’s EBITDA margins have declined from 18% to 11%. So, despite the revenue growth and acquisitions, Adjusted EBITDA was essentially flat – it was $54.3 million in 2011 and still only $56.8 million in 2021. And over this period, the Board issued approximately 12% more shares, mostly to insiders.
(In $ mm)	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021
Revenue	301.1	366.2	381.0	298.6	289.4	312.1	355.0	454.3	468.2	458.7	556.9

Adj. EBITDA	54.3	76.2	75.0	29.6	32.9	41.5	48.8	61.1	48.6	47.5	56.8

EBITDA Margin	18.0%	20.8%	19.7%	9.9%	11.4%	13.3%	13.7%	13.4%	10.4%	10.4%	10.2%
Source: Company Filings

1 https://www.businesswire.com/news/home/20220501005047/en/American-Vanguard-Files-Definitive-Proxy-Materials-and-Sends-Letter-to-Stockholders.

In our view, the Company’s financial metrics reveal an inability to properly manage enterprise-wide efficiency. Notably, General & Administrative costs as a percent of revenue have grown disproportionately. As costs have gone up, the Company has failed to deliver even basic synergies from its acquisitions. We believe AVD has the potential to be highly profitable, and with better operational focus, EBITDA normalized margins could be well over 15%, and closer to 20%.
CAPITAL ALLOCATION RESULTS ARE MURKY AT BEST
From an investor’s perspective, it is challenging to fully grade the success of AVD’s acquisitions. The Board and management team provide almost no visibility into the return on invested capital (“ROIC”) on these transactions. They don’t provide reporting out on synergies, updates on revenue targets, KPIs, or any other information that modern public companies employ to keep their stockholders reasonably informed. When asked, the Board is unable to provide clear ROI or ROIC metrics.
Given leadership’s mixed track record and lack of transparency, stockholders need assurance that the Board will hold management accountable for its use of capital and will invest in areas that benefit stockholders over the long term.
AN INSULAR & LONG-TENURED BOARD HAS LED TO POOR CORPORATE GOVERNANCE
Consider the following facts:
•	The average director tenure on the AVD Board is 11 years
•	Eric Wintemute has been Chairman and CEO for 11.5 years and a director for 28 years
•	Lead Independent Director (LID) John Killmer has been on the Board for 14 years and LID for 11.5 years
•	Two current directors – Al Ingulli, age 80 and Mort Erlich, age 77 – have repeatedly submitted their resignations and had them rejected by the Board
•	The Board has only one “Audit Committee Financial Expert”
•	AVD’s Board has a pattern of providing selective and misleading disclosures in its press releases and SEC filings
FOR OVER A DECADE THIS BOARD HAS FAILED TO HOLD MANAGEMENT ACCOUNTABLE FOR OPERATIONAL STAGNATION AND FAILED TO HELP FIND WAYS TO ELEVATE AVD
These dynamics have created a deeply entrenched board culture that operates under a weak governance model. This board culture has significantly contributed to the Company’s inability to deliver value for stockholders. Some of AVD’s governance failings are simple and clear. For example, we believe the Chairman and CEO roles should be separated immediately. The need for this separation should have been glaringly obvious to the other directors given Mr. Wintemute’s nearly 30-year tenure on the Board. The fact that long-tenured directors have been extended well beyond retirement limits means the Board has clearly failed to properly engage in succession planning. The fact that these decisions were approved by the entire Board is an indication that the Board is entirely out of touch with basic good governance practices.
For the first time ever, on April 19, 2022, AVD’s Board announced it has pursued a “multi-year process” to refresh its Board over the past 11 years. Yet from 2011 to 2019 they added exactly one director – and in 2021 they added one more – each time only after existing directors retired. These are not the actions of an engaged Board, and they speak more to the Board and its advisors employing standard spin tactics to distract you from the Board’s failure to govern properly rather than working at genuine refreshment.
AVD’s PERPLEXING & AGGRESSIVELY DEFENSIVE ENGAGEMENT WITH CRUISER
After knowing American Vanguard for many years, Cruiser became more acutely focused on the Company in the summer of 2021. We conducted extensive research in an attempt to understand what was driving the gap between AVD’s top and bottom-lines. Beginning in June, we had a series of videoconference calls with the Company, during which we asked primarily analytical questions concerning its financial performance and growth strategy. Ultimately, our analysis confirmed that AVD had the potential to become much more valuable with greater focus on operational improvement and capital allocation.

From that point on, our engagement with AVD has been highly disappointing. Cruiser nominated its directors on March 7. On March 14 we told the Company our goal was to provide the Board with independent, highly accomplished businesspeople who were aligned with stockholders. We introduced as potential directors two executives who believe they can help implement an efficiency plan to increase operating margins without firing people or reducing headcount.
Cruiser was promised two hours to present its thoughts and to engage in dialogue with the Board. Instead after a one-hour presentation, AVD’s directors “adjourned to discuss our presentation” and then never pursued constructive dialogue with our team. They never posed questions to us as to how we would improve the value of the Company. Instead, AVD performed “perfunctory” interviews with our candidates by asking each the same predetermined questions. No references were requested and no follow-up occurred. And on April 12, Mr. Wintemute informed Mr. Rosenbloom that the Board believed none of the other nominees actually wanted to serve as directors.
This claim is inaccurate and bizarre. Dr. Bassett and Mr. Gottschalk have invested countless hours into researching AVD, they have invested $1.5 million of their own money in AVD both directly and alongside Cruiser, and definitively wrote to the Board their willingness and desire to serve as Directors. Given there clearly was a difference of opinion on this basic point, why wouldn’t the Lead Director have simply asked the nominees to clarify their desire to serve on the Board? As this messaging point has become a prominent feature of the Company’s campaign, it seems clear that the Board never truly cared about the facts.
BOARD CHANGE IS URGENTLY NEEDED
There are three key reasons why our nominees – Dr. Mark Bassett, Patrick Gottschalk and Keith Rosenbloom – are the right choice, at the right time, for American Vanguard:
•
The right experience – Both Dr. Bassett and Mr. Gottschalk have led larger, and arguably more complex chemical companies, helping those businesses grow materially, improve operations and deliver value for stakeholders. Mr. Rosenbloom has more than 30 years of investment management experience and has successfully helped multiple companies in the chemicals sector – most notably A. Schulman and Ashland Chemical – improve their Boards and returns for stockholders.

•
The right alignment – Combined, Cruiser and our nominees have collectively purchased 778,000 shares – including significant personal investments by both Dr. Bassett and Mr. Gottschalk. Cruiser and our nominees own more of the Company than the entire Board, excluding Mr. Wintemute who owns approximately 3.6% (primarily granted to him over 28 years by the Board).

•	The right strategic and financial acumen – Our nominees are focused to help drive better margins, create higher performing teams and improve corporate governance throughout the organization.
IN CONTRAST – IT IS CLEARLY TIME FOR THESE THREE INDIVIDUALS TO LEAVE THE AVD BOARD:
•
Alfred Ingulli – After serving 12 years on the Board, Mr. Ingulli has submitted his resignation for five consecutive years as he is over the Board’s mandatory retirement age – yet this Board has rejected it each time. Also, as Chair of the Board’s Finance Committee, many of the Company’s questionable capital allocation decisions and failure to set tangible metrics to measure management’s progress against business goals falls squarely on him. Finally, Mr. Ingulli has been paid $1.7 million in Board fees for his service.

•
Esmail Zirakparvar – As Chair of the Nominating and Governance Committee, blame for the Board’s lack of a true refreshment program falls on Mr. Zirakparvar. The detrimental impact of the lack of board succession planning is exemplified by the fact that by AVD’s own admission there is only one director who has the financial expertise to direct the Audit Committee, (Mr. Erlich), and that even though he too is past the mandatory age limit his retirement would “place the Company at risk…” He has been on the Board for 12 years.

Mr. Zirakparvar also bears responsibility for the Company’s perfunctory engagement with Cruiser, which we believe is reflective of a Board culture that is indifferent to the views of stockholders. He has been paid well for his time on the Board – over $1.8 million. We can’t help but wonder what the Chair of Nomination and Governance has been doing all these years?

•
John Killmer – Mr. Killmer has served on the Board since 2008 (14 years) and has been Lead Independent Director since 2011 (11.5 years). In his role, Mr. Killmer is responsible for safeguarding the best interests of stockholders; yet he is not even allowed to meet with them unless approved by management. Although in 2012 he claimed that “a consistent and reasonable return to shareholders” was his primary focus – to our knowledge, prior to March 7, 2022, Mr. Killmer rarely if ever met with any current or former sell-side analysts or institutional investors to understand their concerns or perspectives of how to improve shareholder value. The Board has paid Mr. Killmer over $2.7 million for his services.

HARVESTING GROWTH AT AVD
We believe there is exceptional opportunity for American Vanguard. This will start with refreshing the Board. The Company repeatedly claims that our nominees have no ideas for how to improve AVD, but this is a standard tactic used by insular Boards of underperforming companies to preserve their positions. If elected, our nominees would focus on:
•
Driving operational efficiency – Improved operations across the organization are essential to reversing the sharp drop in margins that has occurred as AVD’s revenue has grown. We believe better operational discipline can restore normalized margins to over 15% in line with similar companies and historical performance. One example would be revising AVD’s incentive compensation scheme from 30% weight on sales growth to incentives more aligned with margin expansion. We proposed weighting 15% on sales growth and 15% on margin expansion during our meetings with Board. Other levers to achieve this would include implementing price/volume management tools and establishing KPI’s for customer conversion rates, raw material efficiency, capacity utilization, capacity creep, forecast accuracy, produce to plan, and inventory targets.

•
Identifying opportunities to enhance synergies and reduce costs – While AVD has driven significant revenue growth via acquisitions, there appear to have been no cost synergies or typical learning curve benefits given fixed costs as a percent of sales have actually increased. General & Administrative costs have risen the most which is particularly surprising. Detailed reviews of all previous acquisitions can establish clear cost and growth synergy targets and the development and monitoring of plans to achieve those synergies moving forward. We believe with fresh perspectives and experience there would be opportunities to revisit how to drive synergies from past and future acquisitions.

•
Improving corporate governance – We have heard from institutional investors that they have avoided AVD because of its poor corporate governance profile. AVD’s profile can be addressed immediately by 1) separating the chairman and CEO roles, 2) putting policies in place to avoid the publication of selective and misleading investor materials and disclosures, 3) reversing the policy preventing directors from engaging directly with stockholders, and 4) providing a clear and serious commitment to future Board refreshment and succession efforts.

WE ARE ASKING FOR YOUR SUPPORT FOR OUR NOMINEES BECAUSE AVD NEEDS REAL CHANGE
The reconstituted Board will bolster the Board’s business experience, diversity of thought, independent views, capital markets expertise and the background to implement independent corporate governance. Our director nominees have a demonstrated history of operating companies and helping management achieve their goals – experience that is desperately needed today in the AVD boardroom.
We believe if our directors are elected, they can immediately get to work helping management elevate AVD. Based on the Company’s own 2025 revenue guidance, we are confident that if management is clearly held accountable, governance is improved and margins are increased, AVD could be valued between $55-$60 per share by 2025.
We urge you to vote for Cruiser’s highly qualified nominees on the BLUE proxy card today.
Sincerely,
Keith M. Rosenbloom
Managing Partner
Cruiser Capital Advisors, LLC
Email:               ElevateAVD@CruiserCap.com
Telephone:        (212) 251-3391
BIOGRAPHIES OF CRUISER CAPITAL’S NOMINEES ON THE BLUE CARD:
Mark Bassett
Dr. Mark Bassett brings strong operational expertise and a continuous improvement mindset. He has a long and accomplished history over the last 30 years of building and growing chemical businesses.
Until December 31, 2021, Dr. Bassett was the Chairman and CEO of Hemlock Semiconductor (HSC). The leadership of The Dow Chemical Company (NYSE: DOW) selected him to manage the transition of HSC to becoming a standalone company of approximately $1 billion in revenue and roughly 1,200 of employees. HSC is a leading provider of ultra-pure polycrystalline silicon and other silicon-based products used in the manufacture of semiconductor devices, solar cells and modules. Prior to leading HSC, from 2012-2016 he was a global VP, Polyurethanes at The Dow Chemical Company responsible for a multi-billion dollar global P&L with over 2000 associates at over 35 sites globally. From 2009-2012, he led the formation of Dow Oxygenated Solvents which consolidated three separate businesses into a multi-billion dollar portfolio with 10 sites and approximately 500 employees. He graduated magna cum laude from Notre Dame with a B.S. in Chemical Engineering and holds an M.S. and Ph.D in Chemical Engineering from the University of Virginia. He was selected as a National Science Foundation post-doctoral fellow. Dr. Bassett owns 27,000 AVD shares.
Patrick E. Gottschalk
Mr. Pat Gottschalk is leader with significant operational experience who helps executives develop and implement strategic goals.
Mr. Gottschalk is the former Chairman and CEO of Union Carbide from 2007 until 2012. Most recently Mr. Gottschalk served as President of Coatings, Monomers and Additives, a multi-billion dollar business within The Dow Chemical Company (NYSE: DOW), which is a chemicals manufacturer, and served in this capacity from 2012 until 2016. Mr. Gottschalk currently serves as a director of the Superior Plus Corporation, which is a publicly listed corporation the Toronto stock exchange (TSX:SPB). He received a BS in Chemical Engineering from the University of Texas and an MBA from Pepperdine University. Mr. Gottschalk owns 51,012 AVD shares.

Keith M. Rosenbloom
Mr. Keith M. Rosenbloom has over 30 years of public and private investing experience. He is committed to helping AVD create long-term shareholder value by improving its asset allocation paradigm, corporate finance analysis, capital markets credibility and focus on improving long-term stakeholder returns.
Mr. Rosenbloom is the co-founder of Cruiser Capital Advisors, LLC, which acts as the investment advisor to pooled investment vehicles on a discretionary basis. Over the past eight years, Mr. Rosenbloom has helped the boards of public companies such as A. Schulman (formerly NASDAQ: SHLM), Ashland Global (NYSE: ASH) and Dow Chemical (NYSE: DOW), add highly qualified members to their boardrooms, seeking to improve stockholder value at those companies. Mr. Rosenbloom also serves on a number of charitable boards including, Hillel International (Board of Governors), and Hatzalah (Israel's private EMT service). Keith graduated cum laude from Yale University. Mr. Rosenbloom has extensive experience in corporate finance, mergers and acquisitions, and public market and private equity investing.
Investor Contact:
Okapi Partners
Mr. Jason Alexander / Bruce Goldfarb
Info@Okapipartners.com

Cruiser Capital Advisors
Keith M. Rosenbloom
ElevateAVD@CruiserCap.com

Media Contact:
Longacre Square Partners
Dan Zacchei / Miller Winston
DZacchei@longacresquare.com / MWinston@longacresquare.com

Okapi Partners LLC
1212 Avenue of the Americas, 24th Floor
New York, New York 10036
 (212) 297-0720

Stockholders and All Others Call Toll-Free: (855) 305-0856

Email: Info@Okapipartners.com

About Cruiser Capital Advisors
Cruiser Capital Advisors, LLC is an investment management firm that concentrates its investments in companies it believes trade at public market values substantially different from intrinsic value. Cruiser often utilizes a constructivist approach to collaborate with management teams to help drive stockholder value. Cruiser may be contacted at Info@Cruisercap.com

Important Information
Cruiser has nominated three individuals as nominees to the board of directors of American Vanguard Corporation, a Delaware corporation (the “Company”), and intends to solicit votes for the election of those individuals as members of the Company’s board of directors. The individuals that have been nominated are Keith M. Rosenbloom, Patrick E. Gottschalk and Mark R. Bassett (the “Nominees”). Cruiser Capital Master Fund LP is sending a definitive proxy statement, BLUE proxy card and related proxy materials to shareholders of the Company seeking their support of the Nominees at the Company’s 2022 313 Annual Meeting of Stockholders. Stockholders are urged to read the definitive proxy statement and BLUE proxy card, because they contain important information about the Nominees, the Company and related matters. Stockholders may obtain a free copy of the definitive proxy statement and BLUE proxy card and other documents filed with the Securities and Exchange Commission (“SEC”) by Cruiser Capital and its affiliates (the “Cruiser Capital Parties”) at the SEC’s web site at www.sec.gov. The definitive proxy statement and other related SEC documents filed with the SEC by the Cruiser Capital Parties may also be obtained free of charge from the Cruiser Capital Parties, upon request.

Participants in Solicitation
The following persons may be deemed to be participants in the planned solicitation from the Company’s shareholders of proxies in favor of the Nominees (the “Participants”): Cruiser Capital Advisors, LLC, Keith M. Rosenbloom, Cruiser Capital Master Fund LP, Metamorphosis VI LLC, Patrick E. Gottschalk and Mark R. Bassett who own some or all of their shares through accounts managed by Cruiser Capital Advisors, LLC. The Participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock. Information regarding the Participants and their interests may be found in the definitive proxy statement the Participants filed with the SEC on May 9, 2022, which is incorporated herein by reference.

Cautionary Statement Regarding Forward-Looking Statements
These materials may contain forward-looking statements. All statements contained herein that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “potential,” “opportunity,” “estimate,” “plan” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in these materials that are not historical facts are based on current expectations and speak only as of the date of such materials, and involve risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such projected results and statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Cruiser Capital Parties. Although the Cruiser Capital Parties believe that the assumptions underlying the projected results or forward-looking statements included in these materials are reasonable as of the date of such materials, any of the assumptions could be inaccurate and therefore, there can be no assurance that the projected results or forward-looking statements included herein will prove to be accurate. In light of the significant uncertainties inherent in the projected results and forward-looking statements included herein, the inclusion of such information should not be regarded as a representation as to future results or that the objectives and strategic initiatives expressed or implied by such projected results and forward-looking statements will be achieved. The Cruiser Capital Parties will not undertake and specifically decline any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements herein to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events.